U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC 20549

                                      FORM 4

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.       Name and Address of Reporting Person*

         Last, First, Middle:               Deutsche Bank AG
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         Street:                    Taunusanlage 12
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         City, State, Zip:          60325 Frankfurt am Main Germany
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2.       Issuer Name and Ticker or Trading Symbol
                                    Worldcom, Inc. ( MCWEQ. PK)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year
                                    January, 2003
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5.       If Amendment, Date of Original (Month/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (     ) Director                         (  X  ) 10% Owner
         (     ) Officer (give title below)       (     ) Other (specify below)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         ( X ) Form filed by One Reporting Person
         (     ) Form filed by More than One Reporting Person
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*      If the Form is filed by more than one Reporting Person,
       see Instruction 4(b)(v).



====================================================================================================================================
                                       Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
--- ---------------- ----------- ------------ ----------------------------- ------------------ ---------------- --------------------
    1.  Title of     2.          3.           4.Securities Acquired (A) or  5. Amount of       6. Ownership    7. Nature of Indirect
    Security         Transaction Transaction  Disposed of (D)               Securities        Form: Direct (D) Beneficial Ownership
        (Instr. 3)   Date        Code            (Instr. 3, 4 and 5)        Beneficially Owned or Indirect (I)  (Instr. 4)
                     (Month/Day/   (Instr. 8)                               at End of Month      (Instr. 4)
                     Year)                                                  (Instr. 3 and 4)
--- ---------------- ----------- ------------ ----------------------------- ---------------- ---------------- ----------------------
--- ---------------- ----------- -------- --- ----------- --------- ------- ---------------- ---------------- ----------------------
                                                           (A) or
                                  Code      V     Amount    (D)       Price
--- ---------------- ----------- -------- --- ----------- --------- ------- ---------------- ---------------- ----------------------
--- ---------------- ----------- -------- --- ----------- --------- ------- ---------------- ---------------- ----------------------

(1) MCI Group           1/30/03     S             60,000     D       $ 0.24      13,343,471            D
    Common Stock,
    $0.01 Par Value
=== ================ =========== ======== === =========== ========= ======= ================ ================ ======================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.










====================================================================================================================================
              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)
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
--- --------- ---------- ----------- ----------- --------------- ---------------- ---------- ---------- ------------------------ ---
   1.       2.         3.          4.          5.  Number      6.Date          7.Title and 8.Price  9.        10. Ownership 11.
   Title of Conversion Transaction Transaction of Derivative   Exercisable and  Amount of  of       Number of  Form of     Nature of
  Derivative  or       Date (Month/Code        Securities      Expiration Date Underlying Derivative Derivative Derivative  Indirect
  Security  Exercise   Day/Year)   (Instr. 8)  Acquired (A) or (Month/Day/Year)Securities Security  Securities Security:  Beneficial
  (Instr.3) Price of                           Disposed of (D)                 (Instr.3 (Instr. Beneficially Direct (D) or Ownership
            Derivative                         (Instr. 3, 4                      and 4)    5)      Owned at   Indirect (I)   (Instr.
            Security                           and 5)                                               End of     (Instr. 4)        4)
                                                                                                    Month
                                                                                                   (Instr. 4)
--- ------- ---------- ----------- ----------- --------------- ---------------- -------------------------------- -------------------
--- ------- ---------- ----------- ------- --- -------- ------ ----------- ---- ------- ------------------------ -------------------
                                                                                   Amount or
                                                              Date   Expiration    Number of
                                    Code    V   (A)  (D)  Exercisable Date   Title  Shares
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----

(1)
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----

(2)
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----

(3)
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----

--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----
--- ------- ---------- ----------- ------- --- ----- ---- ----------- ------ ----- -------- ---------- ------------------------ ----

=== ======= ========== =========== ======= === ===== ==== =========== ====== ===== ======== ========== ======================== ====







                         Deutsche Bank AG.



                         By:      /s/ Jeffrey A. Ruiz
                             Name:   Jeffrey A. Ruiz
                             Date 01-31-03
                             Title:  Vice President







                         By:      /s/ Margaret M. Adams
                             Name:   Margaret M. Adams
                             Date 01-31-03
                             Title:  Director